PROSPECTUS

                                 [MEDQUIST LOGO]

                                 917,400 Shares
                                  Common Stock


         This Prospectus relates to the sale by certain shareholders of the Company (the "Selling Shareholders") of 917,400 shares (the "Offered Shares") of MedQuist Inc.'s (the "Company" or "MedQuist") common stock, no par value per share ("Common Stock").

         The Company will not receive any proceeds from the sale of the Offered Shares of Common Stock by the Selling Shareholders.

         No underwriter is initially being utilized in connection with this offering. The Company will pay all expenses incurred in connection with this offering other than fees and expenses (including underwriting fees and selling commissions) of the Selling Shareholders. See "Plan of Distribution."

   See "Risk Factors" beginning on page 4, for a discussion of certain factors that should be considered by prospective purchasers of the shares of Common
                             Stock offered hereby.

         The sale, transfer and/or distribution of the Offered Shares of Common Stock by the Selling Shareholders, or by their pledgees, donees, transferees or other successors in interest, may be effected from time to time through brokers, agents, dealers or underwriters in one or more transactions (which may involve crosses and principal trades, including block transactions), in special offerings, negotiated transactions, exchange distributions or secondary distributions, or in connection with short-sale transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

          In addition, any Offered Shares of Common Stock that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders may pay commissions or other compensation to broker-dealers in connection with such sales, which may be in excess of customary commissions charged for Nasdaq National Market transactions. See "Plan of Distribution."

         The Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "MEDQ." On July 31, 1998, the last sale price of Common Stock, as reported by the Nasdaq National Market, was $23.125 per share.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.



                 The date of this Prospectus is August 3, 1998.


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


                              AVAILABLE INFORMATION

         The Company has filed a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") relating to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and in the amendments, exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the amendments, exhibits and schedules thereto for further information with respect to the Company and the securities offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement shall be qualified in its entirety by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements, and other information with the Commission. Proxy and information statements concerning the Company, reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices in New York (Seven World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, including MedQuist, that file electronically with the Commission.

         The Common Stock trades on the Nasdaq National Market tier of The Nasdaq Stock Market under the symbol "MEDQ". Report, proxy statements and other information concerning the Company may be inspected at the offices of The Nasdaq Stock Market, Inc. located at 1735 K Street NW, Washington, DC 20006-1500.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WITH RESPECT TO MEDQUIST WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE THEREIN, ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST. WRITTEN REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO THE CORPORATE SECRETARY, MEDQUIST INC., FIVE GREENTREE CENTRE, SUITE 311, MARLTON, NEW JERSEY 08053, AND TELEPHONE REQUESTS MAY BE DIRECTED TO THE CORPORATE SECRETARY AT (609) 596-8877.

         The following documents previously filed with the Commission pursuant to the Exchange Act are incorporated herein by this reference: (i) MedQuist's Annual Report on Form 10-K for the year ended December 31, 1997 (including those portions of MedQuist's proxy statement for its 1998 annual meeting of shareholders incorporated by reference therein) ("MedQuist's Annual Report");
(ii) MedQuist's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998; (iii) MedQuist's Current Reports on Form 8-K dated May 11, 1998 and May 28, 1998; (iv) MedQuist's Current Report on Form 8-K/A dated June 29, 1998; and
(v) the description of MedQuist Common Stock in MedQuist's Registration Statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.

         All documents filed by MedQuist pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date any such document is filed.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall be deemed, except as so modified or superseded, to


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



constitute a part hereof. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROSPECTUS OTHER THAN THE INFORMATION CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MEDQUIST. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY ISSUANCE OF ANY SECURITIES DESCRIBED HEREIN SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION SUBSEQUENT TO THE RESPECTIVE DATES AS OF WHICH INFORMATION IS GIVEN HEREIN.

                           FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain forward-looking statements that involve substantial risks and uncertainties. When used in this Prospectus, the words "anticipate," "believe," "estimate," "expect" and similar expressions, as they relate to MedQuist or its management, are intended to identify such forward-looking statements. MedQuist's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed below. See "Risk Factors." Prospective investors should carefully consider such factors as well as the other information set forth in this Prospectus in evaluating the shares of Common Stock offered by this Prospectus.

                                   THE COMPANY

         MedQuist is a leading national provider of electronic transcription and information management solutions to the healthcare industry. Through its proprietary software, open architecture environment and network of more than 2,800 trained transcriptionists, MedQuist converts free-form medical dictation into electronically formatted patient records which healthcare providers use in connection with patient care and for other administrative purposes. MedQuist's customized outsourcing services enable clients to improve the accuracy of transcribed medical reports, reduce report turnaround times, shorten billing cycles and reduce overhead and other administrative costs.

         MedQuist was incorporated in New Jersey in 1987 as a group of out-patient healthcare businesses affiliated with a non-profit healthcare provider. By the end of 1995, MedQuist had divested all of its non-medical transcription businesses. Since the acquisition of Transcriptions, Ltd. ("TL") (a wholly-owned subsidiary of MedQuist) in 1994, MedQuist has acquired 15 smaller medical transcription companies, including Digital Dictation, Inc. ("DDI") on May 28, 1998.

         MedQuist's executive offices are located at Five Greentree Centre, Suite 311, Marlton, New Jersey 08053 and the telephone number for MedQuist is
(609) 596-8877.


                                  RISK FACTORS

Risks Associated With Acquisitions Generally

         MedQuist acquired TL in May 1994 and since that time has made 15 other acquisitions of smaller transcriptions companies. MedQuist's continued growth strategy anticipates additional acquisitions. In connection with that strategy, MedQuist has registered an additional 1,000,000 shares of its common stock in a delayed or continuous offering to provide registered shares for future acquisitions. The success or failure of such a strategy will depend on many factors, including MedQuist's ability to identify suitable acquisition candidates, the purchase price, the availability and terms of financing, and management's ability to integrate effectively the acquired businesses or technologies into MedQuist's operations. In addition, MedQuist may be required to incur additional indebtedness or other liabilities, which could have a material adverse effect on MedQuist's liquidity and capital resources, or issue shares of its capital stock, which could result in dilution to its shareholders. There can be no assurance that MedQuist will be successful in its efforts to identify suitable acquisition candidates, finance such acquisitions, negotiate terms favorable to MedQuist for, or to consummate, any such acquisition or, if any such acquisition is consummated, to integrate the acquired businesses into MedQuist's operations. In addition, MedQuist cannot assure that a given acquisition, if consummated, will not have a material adverse effect on MedQuist's business, financial condition and results of operations.

Risks Associated With The Acquisition of DDI

         One of the reasons for the acquisition of DDI was the opportunity to achieve operating efficiencies as a result of the combination of the two companies. No assurance can be given that difficulties will not be encountered in the integration of the operations of DDI into TL, or that the benefits and attendant cost savings possible from such integration ultimately will be realized. Any delays or unexpected costs incurred in connection with such integration could have a material adverse effect on the results of operations or financial condition of MedQuist. In addition, because DDI maintains a centralized processing system, if DDI's facility in Vienna, Virginia is destroyed, DDI would be unable to provide services to its customers.



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

Dependence on Key Personnel

         MedQuist's success is dependent, in part, upon its ability to attract and retain its key managerial personnel. The loss of services of certain of MedQuist's executive officers for any reason or the inability of MedQuist to attract additional management personnel could have a material adverse effect upon MedQuist's business, financial condition or results of operations. MedQuist does not have key-man insurance on any of its executive officers.

Rapid Technological Change

         The healthcare information services industry is characterized by rapid technological change, evolving customer needs and emerging technical standards. The introduction of competing services or products incorporating new technologies, such as voice recognition capabilities, and the emergence of new technical standards could render some or all of MedQuist's services as unmarketable. MedQuist believes that its future success is dependent in part on its ability to enhance its current services and develop new services that keep pace with technological developments and emerging technical standards, and that address the increasingly sophisticated needs of its customers. There can be no assurance that MedQuist will be successful in developing and marketing enhancements to its existing services or new services that respond to technological developments, emerging technical standards, or evolving customer needs, on a timely basis or at all, or that any such enhancements or new services, if developed and introduced, will achieve market acceptance. The failure of MedQuist to develop and introduce service enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements, would have a material adverse effect on MedQuist's business, financial condition and results of operations.

Ability to Attract Qualified Transcriptionists

         MedQuist's success is also dependent, in part, upon its ability to attract and retain qualified transcriptionists, who can provide the accuracy and turnaround time required by MedQuist's customers. Competition for transcriptionists is intense. No assurance can be given that MedQuist will be successful in attracting and retaining the personnel necessary to conduct its business successfully. The inability of MedQuist to attract, hire, assimilate and retain such personnel would have a material adverse effect upon MedQuist's business, financial condition and results of operations.

Potential Additional Employment Costs

         MedQuist and DDI take the position that its transcriptionists are independent contractors for state tax, benefits and unemployment purposes and statutory employees for federal income tax and social security tax purposes. Each of MedQuist's and DDI's position may be disputed by federal and state officials, which, if successful, could result in the incurrence of additional employment costs and penalties by MedQuist, and could have a material adverse effect on MedQuist's business, financial condition and results of operations.

Potential for Significant Fluctuations in Quarterly Operating Results

         MedQuist may, in the future, experience significant quarter to quarter fluctuations in its results of operations. Such fluctuations may result in volatility in the price of MedQuist Common Stock. Quarterly results of operations may fluctuate as a result of a variety of factors, including demand for MedQuist's services, the timing of introduction of new services and service enhancements by MedQuist or its competitors, market acceptance of new services, the size and timing of individual customer contracts, changes in customer budgets, the size and timing of acquisitions, the integration of acquired businesses into MedQuist's operations, the number and timing of new hires, competitive conditions in the industry and general economic conditions. Further, MedQuist's contracts generally involve a significant commitment and may require time-consuming authorization procedures within the customer's organization. For these and other reasons, the sales cycles for MedQuist's services are typically lengthy and subject to a number of factors outside of MedQuist's control. As a result, MedQuist's revenues are difficult to forecast. Accordingly, MedQuist believes that period to period comparisons of results of operations are not necessarily meaningful and should not be relied upon as an indication of future results of operations. In addition, MedQuist's transcription business has experienced growth in recent periods as a result of both internal growth and acquisitions, and there can be no assurance that the rate of growth in revenues and profits achieved by MedQuist's transcription business in recent periods can be maintained in the future. Due to the foregoing factors, it is possible that in future quarters MedQuist's operating results will be below the expectations of public market analysts and investors. Such an event would have a material adverse effect on the price of MedQuist Common Stock.

Potential Volatility of Stock Price

         The market price of the Common Stock has been, and may in the future be, highly volatile. Factors such as announcements with respect to healthcare reform measures, acquisitions and operating results, announcements of technological innovations or new products or services by MedQuist or its competitors, government regulation, healthcare


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



legislation, fluctuations in MedQuist's operating results and general market and economic conditions could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market in general has experienced extreme price and volume fluctuations which has resulted in substantial volatility of healthcare service companies that has often been unrelated to the operating performance of these companies. These or other factors may adversely affect the market price of MedQuist Common Stock.

Dependence on Single Line of Business

         MedQuist anticipates that its future revenues will be derived solely from the business of providing electronic transcription services to hospitals and other healthcare organizations on an outsourced basis. MedQuist's future success will depend in part on the continued market acceptance of its transcription services and the continued trend towards outsourcing of transcription services to third-party providers such as MedQuist. A reduction in demand or increase in competition in the market for its transcription services, or decline in sales of its transcription services, would have a material adverse effect on MedQuist's business, financial condition and results of operations, if not replaced with another line of business.

Changes in the Healthcare Industry

         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the outsourcing arrangements of healthcare providers. Many federal and state legislators from time to time announce proposed programs to reform the United States healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates and otherwise change the environment in which providers operate. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing outsourcing arrangements or deferring decisions regarding the use of outsourced services. In response to this environment, many healthcare providers are consolidating to create larger healthcare delivery organizations. This consolidation reduces the number of potential customers for MedQuist's services, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for MedQuist's services. The impact of these developments in the healthcare industry is difficult to predict and could have a material adverse effect on MedQuist's business, operating results and financial condition.

Inability to Expand Into New Markets

         To date, MedQuist's services have been purchased primarily by the medical records departments of hospitals. However, healthcare services are increasingly being provided at sites other than hospitals, such as outpatient clinics and physician practice groups. MedQuist intends to attempt to increase its limited presence in these alternate site markets. In addition, MedQuist intends to market its services to direct patient care departments within hospitals. Because MedQuist has limited experience in non-hospital markets and in direct patient care departments within hospitals, it may find that significant modifications to its services are necessary before they become useful to a customer or that pricing may have to be adjusted downward. Further, because MedQuist intends to market its services to more departments within hospitals, and to hospital related clinics and physician practice groups, purchases of MedQuist's services to these new clients will require approval by different managers at the customer as opposed to the medical records department managers by whom MedQuist is better known. MedQuist's business, operating results and financial condition may be materially and adversely affected if such efforts are not successful.

Competition

         The transcription services industry remains highly fragmented and primarily consists of small, local or regional companies. As a result, MedQuist competes with a large number of third party transcription companies that offer services that are similar to MedQuist's services and that target the same customers and qualified transcriptionists as MedQuist. MedQuist believes that its ability to compete depends upon many factors within and outside of its control, including the timing and market acceptance of new services and service enhancements developed by MedQuist and its competitors, service quality, performance, price, reliability, customer service and support and ability to attract qualified transcriptionists. In addition, the potential exists for large companies that do not currently provide transcription services, but which currently provide other services to the healthcare industry, to enter the transcription services field. Such potential competitors could have substantially greater financial, technical and marketing resources than MedQuist. As a result, such potential competitors, if they were to enter the transcriptions business, could be able to respond more quickly to evolving technological developments, changing customer needs or emerging technical standards or to devote


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greater resources to the development, promotion or sale of their services.
MedQuist's services also compete with the in-house transcription staffs of potential customers. While MedQuist believes that its growth and earnings have significantly benefited from the outsourcing by healthcare providers of non-patient care functions, including transcription services, the current trend could change direction and cause such healthcare providers to bring all or some of those services in-house. Competition may increase due to consolidation of transcription companies. In addition, current and potential competitors may establish cooperative relationships among themselves or with third parties to increase the ability of their services to address the needs of MedQuist's current and prospective customers. Increased competition may result in price reductions for MedQuist's services, reduced operating margins and the inability of MedQuist to increase its market share, any of which would have a material adverse effect on MedQuist's business, financial condition and results of operations. There can be no assurance that MedQuist will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on MedQuist's business, financial condition and results of operations.

Dependence on Proprietary Rights; Risks of Infringement

         MedQuist's success is dependent upon its proprietary technology. MedQuist regards the software underlying its services as proprietary, and relies primarily on a combination of contract, copyright and trademark law, trade secrets, confidentiality agreements and contractual provisions to protect its proprietary rights. MedQuist has no patents or patent applications pending, and existing trade secrets and copyright laws afford only limited protection. Despite MedQuist's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of MedQuist's software or to obtain and use information that MedQuist regards as proprietary. Policing unauthorized use of MedQuist's software is difficult. There can be no assurance that the obligations to maintain the confidentiality of MedQuist's trade secrets and proprietary information will effectively prevent disclosure of MedQuist's confidential information or provide meaningful protection for MedQuist's confidential information if there is unauthorized use of disclosure, or that MedQuist's trade secrets or proprietary information will not be independently developed by MedQuist's competitors. There can be no assurance that any copyrights owned by MedQuist will provide competitive advantages for MedQuist's products or will not be challenged or circumvented by its competitors. Litigation may be necessary to defend against claims of infringement, to enforce copyrights of MedQuist, or to protect trade secrets and could result in substantial cost to, and diversion of efforts by, MedQuist. There can be no assurance that MedQuist would prevail in any such litigation.

         MedQuist is not aware that any of its software, trademarks, or other proprietary rights infringe the proprietary rights of third parties. However, there can be no assurance that third parties will not assert infringement claims against MedQuist in the future. Any such claims, with or without merit, can be time consuming and expensive to defend or require MedQuist to enter into royalty or licensing agreements or cease the infringing activities. The failure to obtain such royalty agreements, if required, and MedQuist's involvement in such litigation, could have a material adverse effect on MedQuist's business, results of operations and financial condition.

Confidentiality Requirements

         The medical information transcribed by MedQuist is of an extremely sensitive nature. In providing its services, MedQuist is subject to certain contractual, statutory, regulatory and common law requirements regarding the confidentiality of such medical information. MedQuist requires its personnel to agree to keep all medical information confidential and monitors compliance with applicable confidentiality requirements. Failure to comply with such confidentiality requirements could result in material liability to MedQuist.

Year 2000

         There are numerous issues associated with the programming code in existing computer systems as the year 2000 approaches. The "year 2000 problem" is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two-digit year value to 00. The significant issue is whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. MedQuist relies on its systems in operating and monitoring all aspects of its business. MedQuist also relies on the external systems of its customers, suppliers and other organizations with which it does business. Management is in the process of assessing its internal and external systems to assure MedQuist is prepared for the year 2000. Management does not anticipate that MedQuist will incur significant expenses or be required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000


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compliance. To date, no material issue has been identified as they relate to
MedQuist's efforts to identify year 2000 issues. However, despite MedQuist's efforts thus far to address year 2000 compliance, MedQuist cannot guarantee that all internal or external systems will be compliant, or that its business will not be materially adversely affected by any such non-compliance.

Certain Anti-Takeover Provisions

         The New Jersey Shareholders Protection Act prohibits MedQuist from entering into certain business combination transactions with any stockholder of MedQuist which owns 10% or more of the outstanding voting securities of MedQuist, except under certain limited circumstances. In addition, MedQuist's Amended and Restated Certificate of Incorporation gives the Board of Directors the authority without stockholder approval to issue shares of Preferred Stock, in one or more series, with rights, preferences and privileges that could adversely affect the voting power and the other rights of the holders of the Common Stock. MedQuist's Certificate of Incorporation provides for staggered terms for the members of the Board of Directors such that no more than one-third of its members stands for reelection in any one year. MedQuist has also entered into certain severance arrangements which provide for payments to certain of its officers upon a "change in control" (as defined therein) of MedQuist. Moreover, the terms of the 1992 Option Plan provide that outstanding options automatically vest and become exercisable upon a change in control. These provisions and arrangements may have the effect of delaying, deferring or making more costly a change in control of MedQuist including transactions in which stockholders might otherwise receive a premium for their shares over the then current market price and, therefore, could adversely effect the market price of the Common Stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the Offered Shares of Common Stock.



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                              SELLING SHAREHOLDERS

         The following table sets forth the names of the Selling Shareholders and certain information regarding the beneficial ownership of Common Stock by the Selling Shareholders as of June 29, 1998, and as adjusted to reflect the sale of all of the Offered Shares of Common Stock. However, there can be no assurance that any of the Selling Shareholders will in fact sell any or all of the Offered Shares of Common Stock.


                                                                                           Beneficial Ownership
                                                                                            After Offering (1)
                                                         Number of                         --------------------
                                                         Shares
                                                         Beneficially                                     Percent of
                                                         Owned Prior       Number of                      Class (if
                                                         to                Shares         Number          Greater
                                                         Registration      Registered     of Shares       than 1%)
                                                         ------------      ----------     ---------       ----------
Richard D. Cameron (2)                                    441,231           430,424        10,807             --
Deborah Ann Hamilton (3)                                   14,726            14,726             0             --
Proactive Partners, L.P. (4)                              268,922           268,922             0             --
Lagunitas Partners, L.P. (4)                              122,954           122,954             0             --
Gruber & McBaine International (4)                         14,350            14,350             0             --
Margaret Denekas                                           33,012            33,012             0             --
Toni Carlton                                               33,012            33,012             0             --

---------------------
(1) Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting or investment power with respect to the shares beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after June 29, 1998 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person.

(2) Includes 10,807 shares of Common Stock issuable upon the exercise of stock options that will be exercisable within 60 days of June 29, 1998. Does not include 14,724 shares of Common Stock held by Deborah Ann Hamilton. Mr. Cameron is the husband of Ms. Hamilton, and Mr. Cameron may be deemed to beneficially own the shares of Common Stock held by Ms. Hamilton. Mr. Cameron, the former Chairman and Chief Executive Officer of DDI, has entered into a one year employment agreement with TL pursuant to which he will earn a base salary of $100,000.

(3) Does not include 441,231 shares of Common Stock held by Richard D. Cameron. Deborah Ann Hamilton is the wife of Richard D. Cameron, and therefore may be deemed to beneficially own the shares of Common Stock held by Mr. Cameron.

(4) The number of shares indicated for each of Proactive Partners, L.P., Lagunitas Partners, L.P. and Gruber & McBaine International includes only the shares of Common Stock held in the name of such entity. Each of Proactive Partners, L.P., Lagunitas Partners, L.P. and Gruber & McBaine International are affiliates of each other, and each may be deemed to beneficially own the shares of Common Stock held by each other. Proactive Partners, L.P., Lagunitas Partners, L.P. and Gruber & McBaine International are affiliates of Charles C. McGettigan and Myron A. Wick, III, former directors of DDI.

         The Offered Shares being registered hereunder on behalf of Richard D. Cameron, Deborah Ann Hamilton, Proactive Partners, L.P., Lagunitas Partners, L.P. and Gruber & McBaine International are all of the shares of Common Stock received by such shareholders in connection with the May 28, 1998 exchange of shares of Digital Dictation, Inc. ("DDI") previously held by such shareholders. The Offered Shares being registered hereunder on behalf of Margaret Denekas and Toni Carlton are all of the shares of Common Stock received by such shareholders in connection with the May 26, 1998 merger of Med-Line Transcription, Inc and TL. Each of the Selling Shareholders received registration rights in connection with the aforementioned transactions.

                              PLAN OF DISTRIBUTION

         The Selling Shareholders or their pledgees, donees, transferees or other successors in interest, may sell all, a portion or none of the securities offered by them hereby from time to time. Any such sales may be in one or more transactions on the Nasdaq National Market at prices prevailing at the times of such sales or in private sales of the securities at prices related to the prevailing market prices or at negotiated prices. The sales may involve (a) a block transaction in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction, (b) a purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, or (c) ordinary brokerage transactions in which the broker solicits purchasers. Broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions (which compensation may be in excess of customary commissions). The Selling Shareholders and any broker-dealers that participate in the distribution of the shares may be deemed to be underwriters and any commissions received by them and any profit on the resale positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act.

         There can be no assurance that the Selling Shareholders will sell any or all of their shares of Common Stock offered hereby. The Company will receive no proceeds from any sales of Common Stock hereunder by the Selling Shareholders.

         The Registration Statement of which this Prospectus is a part has been filed with the Commission by the Company in accordance with an agreement between the Company and the Selling Shareholders, pursuant to which the Company has agreed to pay the filing fees, costs and expenses associated with the Registration Statement.

         In addition, any Offered Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Shareholders have advised the Company that they or their pledgees, donees, transferees or other successors in interest may sell all or a portion of the securities covered by this Prospectus pursuant to Rule 144 under the Securities Act.

         Each of the Selling Shareholders is obligated not to sell, assign or otherwise transfer the Offered Shares until such time as MedQuist has reported financial results that cover at least thirty (30) days of consolidated operations of MedQuist from the date such shareholders received the shares of Common Stock registered hereunder.

         At the time a particular offer of the Offered Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, brokers, dealers or agents (whether such party is acting as a principal or as a agent for the Selling Shareholders), any discounts, commissions or concessions and other items constituting compensation from the Selling Shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to dealers.

         To comply with securities laws of certain states, if applicable, the Offered Shares will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Offered Shares may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available or is complied with.

                                  LEGAL MATTERS

         The validity of Common Stock offered hereby has been passed upon for the Company by Pepper Hamilton LLP.

                                     EXPERTS

         The Consolidated Financial Statements and Schedule of the Company incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.


         The audited financial statements of DDI incorporated by reference in this Registration Statement have been audited by Hozik & Chanin, independent accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing.

                    =======================================



         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, imply that information contained herein is correct as of any time subsequent to its date or that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.


                               -------------------


                                TABLE OF CONTENTS

                                        Page
                                        ----

Available Information ................    2
Incorporation of Certain
    Information by Reference .........    2
Special Note Concerning Forward-
Looking Statements ...................    4
The Company ..........................    4
Risk Factors .........................    4
Use of Proceeds ......................    8
Selling Shareholders .................    9
Plan of Distribution .................   10
Legal Matters ........................   11
Experts ..............................   11



                     ======================================


                     ======================================




                                  MEDQUIST INC.

                                   ----------

                                   PROSPECTUS

                                   ----------


                              August 3, 1998





                     ======================================